Exhibit 99.1

Amplify Energy Announces Fourth Quarter and Full-Year 2022 Results, Year-End 2022 Proved Reserves and Full-Year 2023 Guidance

HOUSTON, March 9, 2023—Amplify Energy Corp. (NYSE: AMPY) (“Amplify” or the “Company”) announced today its operating and financial results for the fourth quarter and full-year 2022, year-end 2022 proved reserves and guidance for full-year 2023.

Key Highlights

●	During the fourth quarter of 2022, the Company:
o	Achieved average total production of 20.8 MBoepd
o	Generated net cash provided by operating activities of $15.2 million and net income of $30.0 million
o	Delivered Adjusted EBITDA of $21.9 million
o	Generated $12.3 million of free cash flow
●	For full-year 2022, the Company:
oGenerated net cash provided by operating activities of $64.5 million and net income of $57.9 million
oDelivered Adjusted EBITDA of $93.8 million
oGenerated $43.6 million of free cash flow
oReduced debt outstanding by $40 million
●	Amplify’s year-end 2022 total proved reserves, utilizing Securities and Exchange Commission (“SEC”) pricing of $93.67/Bbl for oil and NGLs and $6.36/MMBtu for natural gas, totaled 124 million barrels of oil equivalent (MMBoe) and had a PV-10 value of approximately $1.6 billion
o	At February 28, 2023 strip pricing, the Company’s year-end 2022 proved reserves had a PV-10 value of approximately $743 million
●	Appointed James (“Jim”) Craddock to the Board of Directors
●	As of February 28, 2023, net debt was $167 million, consisting of $185 million outstanding under the revolving credit facility and $18 million of cash on hand
oNet Debt to Last Twelve Months (“LTM”) Adjusted EBITDA of 1.8x1
●	Southern California Release Incident (the “Incident”) Updates:
o	On March 1, 2023, Amplify announced that the vessels that struck and damaged the pipeline and their respective owners and operators have agreed to pay the Company $96.5 million in a settlement. The Marine Exchange, which failed to notify Amplify of the anchor strikes, has agreed to non-monetary terms, as well. The overall resolution includes subrogation claims by Amplify’s property damage and loss of production income insurers, with Amplify ultimately receiving a net payment of approximately $85 million. The settlement resolves Amplify’s affirmative claims related to the Incident.

◾	The Company intends to use proceeds from the settlement to reduce its debt outstanding and for general corporate purposes
o	The Company successfully completed scheduled repair operations and is awaiting approval by federal pipeline safety regulators to restart production
(1)	Net debt as of February 28, 2023, and LTM Adjusted EBITDA as of the fourth quarter of 2022

Martyn Willsher, Amplify’s President and Chief Executive Officer, commented, “I am proud of all we accomplished at Amplify in 2022. The Company performed well operationally and financially during the year, while resolving the civil and criminal matters related to the Incident in Southern California, successfully repairing the pipeline, and preparing our facilities for the return of Beta’s production.”

Willsher continued, “Amplify is looking forward to 2023 as we seek the final remaining approval to restart our pipeline and bring the Beta field back online. This year we anticipate allocating capital to high-return workover and non-operated development projects across our mature, diverse portfolio of assets, generating sustainable free cash flow and further improving our balance sheet.”

“Lastly, the additional unhedged oil production from the planned return of our Beta field, combined with the proceeds from the settlement, will provide us with additional strategic opportunities to enhance shareholder value in the near future,” Mr. Willsher concluded.

Southern California Pipeline Incident

For more information and disclosures regarding the Incident, please see our Annual Report on Form 10-K for the year-end December 31, 2022 filed with the SEC.

2022 Year-End Proved Reserve Update

The Company’s estimated proved reserves at SEC pricing for year-end 2022 totaled 124 MMBoe, which consisted of 123 MMBoe of proved developed reserves and 1 MMBoe of proved undeveloped (“PUD”) reserves. Total proved reserves were comprised of 39% oil, 19% NGLs, and 42% natural gas. Geographically, 28% are in Oklahoma, 35% are in East Texas and Northern Louisiana, 23% are in the Rockies (Bairoil), 11% are in Southern California (Beta), and 2% are in the Eagle Ford (Non-op).

At year-end 2022, Amplify’s proved reserves had a PV-10 value of approximately $1.6 billion using SEC pricing. Utilizing strip pricing as of February 28, 2023, the Company’s year-end 2022 proved reserves and proved developed reserves had PV-10 values of approximately $743 million and $732 million, respectively.

	Estimated Net Proved Reserves
		% Oil
		and	% Proved	Producing Wells (1)
Region	MMBoe	NGL	Developed	Gross	Net

Oklahoma	35.0	47%	100%	385	286
Rockies (Bairoil)	28.4	100%	100%	137	137
Southern California (Beta)	13.7	100%	100%	—	—
East Texas/ North Louisiana	43.9	24%	100%	1,580	875
Eagle Ford (Non-Op)	2.9	90%	64%	384	25
Total	124.0	58%	99%	2,486	1,323

(1) Beta Producing Wells of 63 gross (63 net) wells are excluded as a result of the Incident

Amplify’s reserves estimates were prepared by its third-party independent reserve consultant, Cawley, Gillespie & Associates, Inc.

Key Financial Results

During the fourth quarter of 2022, Amplify generated $21.9 million of Adjusted EBITDA, a decrease of approximately $8.9 million from $30.8 million in the prior quarter. The decrease was primarily attributable to lower realized commodity prices, which were intensified by large natural gas basis differentials experienced in the fourth quarter, partially offset by lower fourth quarter commodity hedge settlement payments and higher loss of production income (“LOPI”) proceeds. For the fourth quarter, the Company recognized $15.2 million of LOPI proceeds, which represents three months of LOPI payments and includes a $1.5 million true-up for prior period settlements, compared to $13.3 million for the prior quarter.

Amplify will continue to recognize LOPI proceeds at the time they are approved by insurers for the remainder of the policy period which ends on March 31, 2023.

Free cash flow, defined as Adjusted EBITDA less cash interest and capital spending, was $12.3 million in the fourth quarter of 2022.

	Fourth Quarter	Third Quarter
$in millions	2022	2022
Net income (loss)	$30.0	$47.2
Net cash provided by operating activities	$15.2	$18.9
Average daily production (MBoe/d)	20.8	21.0
Total revenues	$98.9	$126.3
Adjusted EBITDA (a non-GAAP financial measure)	$21.9	$30.8
Total capital	$5.5	$9.9
Free Cash Flow (a non-GAAP financial measure)	$12.3	$17.0

Revolving Credit Facility

On December 9, 2022, the Company completed its regularly scheduled semi-annual borrowing base redetermination and entered into an amendment to extend its credit agreement from November 2, 2023 to May 31, 2024. The redetermination resulted in a revised borrowing base of $215 million, effective December 9, 2022, with scheduled monthly reductions beginning on December 31, 2022 of $5 million until otherwise redetermined or adjusted in accordance with the provisions of the credit agreement. The next regularly scheduled borrowing base redetermination is expected to occur in the second quarter of 2023. As of February 28, 2023, the Company’s borrowing base was $200 million.

As of February 28, 2023, Amplify had net debt of $167 million, consisting of $185 million outstanding under the revolving credit facility and $18 million of cash on hand. Net Debt to LTM Adjusted EBITDA was 1.8x (net debt as of February 28, 2023 and 4Q22 LTM Adjusted EBITDA).

Corporate Production and Pricing Update

During the fourth quarter of 2022, average daily production was approximately 20.8 MBoepd, a decrease of 1% from 21.0 MBoepd in the third quarter, due to natural field declines. The Company’s product mix for the quarter consisted of 30% crude oil, 18% NGLs, and 52% natural gas.

Total oil, natural gas and NGL revenues for the fourth quarter of 2022 were approximately $88.2 million, before the impact of derivatives, compared to $112.8 million in the third quarter. The Company realized a loss on commodity derivatives of $27.9 million during the quarter, compared to a $40.8 million loss during the previous quarter. Revenues for the fourth quarter were impacted by weak market conditions, which caused lower realized commodity prices and were intensified by unseasonably large natural gas basis differentials in East Texas and Oklahoma that have subsequently improved.

The following table sets forth information regarding average realized sales prices for the periods indicated:

	Crude Oil ($/Bbl)		NGLs ($/Bbl)		Natural Gas ($/Mcf)
	Three	Three	Three	Three	Three	Three
	Months	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended	Ended
	December 31,	September 30,	December 31,	September 30,	December 31,	September 30,
	2022	2022	2022	2022	2022	2022
Average sales price exclusive of realized derivatives and certain revenue deductions	$80.26	$89.82	$27.99	$36.56	$5.43	$7.88
Realized derivatives	(23.37)	(29.63)	—	—	(2.42)	(3.91)

Average sales price with realized derivatives exclusive of certain deductions from revenue	$56.89	$60.19	$27.99	$36.56	$3.01	$3.97
Certain deductions from revenue	—	—	(3.32)	(3.60)	0.11	0.11

Average sales price inclusive of realized derivatives and certain deductions from revenue	$56.89	$60.19	$24.67	$32.96	$3.12	$4.09

Costs and Expenses

Lease operating expenses in the fourth quarter of 2022 were approximately $33.4 million, or $17.43 per Boe, an increase of approximately $1.4 million compared to $32.0 million, or $16.56 per Boe, in the third quarter. The increase was primarily attributable to higher facility and workover expense projects at Bairoil and modest cost inflation across the asset base.

Severance and Ad Valorem taxes in the fourth quarter were approximately $8.0 million, a decrease of $1.2 million compared to $9.2 million in the third quarter. The quarter-over-quarter decrease was a result of lower commodity pricing. On a percentage basis, Amplify paid approximately 9.0% of total oil, NGL and natural gas sales revenue in taxes this quarter compared to 8.1% in the previous quarter.

Amplify incurred $6.3 million, or $3.30 per Boe, of gathering, processing and transportation expenses in the fourth quarter of 2022, compared to $7.5 million, or $3.87 per Boe, in the previous quarter. The reduction was primarily attributable to lower expenses in East Texas, attributable to the expiration of our minimum volume commitment (“MVC”) in October 2022, and in Oklahoma, as a result of lower commodity prices and volumes compared to the prior quarter. We expect gathering costs in East Texas to continue decreasing from prior quarters from the contractual reduction of committed volumes over time and in Oklahoma from the expiration of the MVC in June 2023.

Fourth quarter cash G&A expenses were $6.1 million, held flat compared to $6.1 million in the third quarter of 2022.

Depreciation, depletion and amortization expense for the fourth quarter of 2022 totaled $6.2 million, or $3.21 per Boe, compared to $6.3 million, or $3.25 per Boe, in the prior quarter.

Net interest expense was $4.6 million this quarter, an increase of $0.6 million from $4.0 million in the third quarter of 2022.

Amplify had an effective tax rate of 0.4% and recorded an income tax expense of $0.1 million for the fourth quarter of 2022.

Capital Spending Update

Cash capital spending during the fourth quarter of 2022 was approximately $5.5 million, a $4.4 million decrease from $9.9 million in the third quarter. The majority of the capital expenditures in the fourth quarter were related to workover activity in Oklahoma and non-operated development activity in the Eagle Ford.

The following table details Amplify’s capital incurred during the quarter and full-year 2022:

	Fourth Quarter	Year to Date
	2022 Capital	Capital
	Spend ($ MM)	Spend ($ MM)
Oklahoma	$2.8	$13.5
Rockies (Bairoil)	$0.5	$4.9
Southern California (Beta)	$0.4	$3.3
East Texas / Northern Louisiana	$0.5	$6.3
Eagle Ford (Non-Op)	$1.3	$7.8
Total Capital Spent	$5.5	$35.8

Asset Operational Update and Statistics

Oklahoma:

●Production: 605 MBoe; 6.6 MBoepd
●	Commodity Mix: 20% oil, 28% NGLs, 52% natural gas
●LOE: $6.1 million; $10.06 per Boe
●Capex: $2.8 million

Amplify’s operating strategy in Oklahoma remains focused on prioritizing a stable free cash flow profile and managing production through an active workover program, which held full-year 2022 production flat compared to 2021, despite severe weather and incremental third-party interruptions. During the fourth quarter, the Company shifted from three to two workover rigs as it continued working through its inventory of offline wells and artificial lift enhancements. Amplify intends to maintain this less capital-intensive workover pace going forward, focusing on rod-lift conversions and ESP optimizations, which offset natural production declines and reduce future operating expenses and downtime. Additionally, gathering costs in Oklahoma are also expected to continue decreasing as the asset’s MVC expires in June 2023.

Rockies (Bairoil):

●Production: 343 MBoe; 3.7 MBoepd
●	Commodity Mix: 100% oil
●LOE: $13.1 million; $38.19 per Boe
●Capex: $0.5 million

Production at Bairoil in the fourth quarter of 2022 reflected the strong operational reliability of the production facilities and was 100 Boepd higher than the previous quarter. As a result of the technical team’s efforts to optimize reservoir performance, full-year production in 2022 averaged just 1% less than 2021. Going forward, we expect to reduce operating expenses, while focusing on enhancing water alternating gas injection performance through targeted well recompletions and conversions, which will offset nominal production declines and support a stable free cash flow profile.

Southern California (Beta):

●Production: 0 MBoe; 0.0 MBoepd
●	Commodity Mix: 100% oil
●LOE: $6.4 million
●Capex: $0.4 million

As previously disclosed, all of the Company’s production and pipeline operations at the Beta field have been suspended. Amplify has successfully repaired the pipeline and remains focused on restarting the pipeline as soon as practicable, pending federal regulatory approval. In anticipation of returning the field to production, the Company is also completing necessary facilities projects.

East Texas and North Louisiana:

●Production: 5.2 Bcfe; 56.8 MMcfepd (872 MBoe; 9.5 MBoepd)
●	Commodity Mix: 5% oil, 19% NGLs, 76% natural gas
●LOE: $6.5 million; $1.24 per Mcfe ($7.41 per Boe)
●Capex: $0.5 million

Amplify’s strategy in East Texas continues to focus on prudent management of production by prioritizing high-return workover projects and opportunistically participating in non-operated development opportunities. The asset team is working to optimize field compression in order to enhance production and lower lease operating costs. During the fourth quarter, the East Texas MVC expired, and such expiration will contribute to a reduction in gathering costs going forward.

Non-Operated Eagle Ford:

●Production: 98 MBoe; 1.1 MBoepd
●	Commodity Mix: 77% oil, 12% NGLs, 11% natural gas
●LOE: $1.4 million; $14.35 per Boe
●Capex: $1.3 million

Amplify continues to participate in attractive non-operated Eagle Ford development and recompletion projects as they arise. We are currently participating in 11 gross (1.0 net) new development projects with highly accretive returns, including two recompletion projects, which are projected to be online in the second quarter of 2023.

Full-Year 2023 Guidance

The following guidance is subject to the cautionary statements and limitations described under the "Forward-Looking Statements" caption at the end of this press release. Amplify's 2023 guidance is based on its current expectations regarding capital expenditure levels and on the assumption that market demand and prices for oil and natural gas will continue at levels that allow for economic production of these products. The guidance below assumes Beta returns to production in April 2023.

A summary of the guidance is presented below:

	FY 2023E
	Low		High
Net Average Daily Production
Oil (MBbls/d)	7.3	—	7.9
NGL (MBbls/d)	3.4	—	3.8
Natural Gas (MMcf/d)	55.7	—	61.7
Total (MBoe/d)	20.0	—	22.0

Commodity Price Differential / Realizations (Unhedged)
Oil Differential ($ / Bbl)	$(3.00)	—	$(3.50)
NGL Realized Price (% of WTI NYMEX)	33%	—	37%
Natural Gas Realized Price (% of Henry Hub)	95%	—	100%

Gathering, Processing and Transportation Costs
Oil ($ / Bbl)	$0.70	—	$0.95
NGL ($ / Bbl)	$3.50	—	$4.00
Natural Gas ($ / Mcf)	$0.65	—	$0.85
Total ($ / Boe)	$2.80	—	$3.50

Average Costs
Lease Operating ($ / Boe)	$17.75	—	$19.75
Taxes (% of Revenue) (1)	7.5%	—	8.5%
Recurring Cash General and Administrative ($ / Boe) (2)	$3.30	—	$3.80

Adjusted EBITDA ($ MM) (3)(5)	$80	—	$100
Cash Interest Expense ($ MM)	$12	—	$16
Capital Expenditures ($ MM)	$30	—	$40
Free Cash Flow ($ MM) (4)(5)	$30	—	$50

(1) Includes production, ad valorem and franchise taxes

(2) Recurring cash general and administrative cost guidance excludes reorganization expenses and non-cash compensation

(3) Refer to “Use of Non-GAAP Financial Measures” for Amplify’s definition and use of Adjusted EBITDA, a non-GAAP measure

(4) Refer to “Use of Non-GAAP Financial Measures” for Amplify’s definition and use of free cash flow, a non-GAAP measure

(5) Amplify believes that a quantitative reconciliation of such forward-looking information to the most comparable financial measure calculated and presented in accordance with GAAP cannot be made available without unreasonable efforts. A reconciliation of these non-GAAP financial measures would require Amplify to predict the timing and likelihood of future transactions and other items that are difficult to accurately predict. Neither of these forward-looking measures, nor their probable significance, can be quantified with a reasonable degree of accuracy. Accordingly, a reconciliation of the most directly comparable forward-looking GAAP measures is not provided.

Hedging Update

The following table reflects the hedged volumes under Amplify’s commodity derivative contracts and the average fixed, floor and ceiling prices at which production is hedged for January 2023 through December 2024, as of March 9, 2023:

	2023	2024
Natural Gas Collars:
Two-way collars
Average Monthly Volume (MMBtu)	1,251,667	220,833
Weighted Average Ceiling Price ($)	$5.83	$4.73
Weighted Average Floor Price ($)	$3.49	$3.31

Oil Swaps:
Average Monthly Volume (Bbls)	55,000
Weighted Average Fixed Price ($)	$57.30

Oil Collars:
Three-way collars
Average Monthly Volume (Bbls)	30,000
Weighted Average Ceiling Price ($)	$67.15
Weighted Average Floor Price ($)	$55.00
Weighted Average Sub-Floor Price ($)	$40.00

Amplify posted an updated investor presentation containing additional hedging information on its website, www.amplifyenergy.com, under the Investor Relations section.

Annual Report on Form 10-K

Amplify’s financial statements and related footnotes will be available in its Annual Report on Form 10-K for the year ended December 31, 2022, which Amplify expects to file with the Securities and Exchange Commission on March 9, 2023.

About Amplify Energy

Amplify Energy Corp. is an independent oil and natural gas company engaged in the acquisition, development, exploitation and production of oil and natural gas properties. Amplify’s operations are focused in Oklahoma, the Rockies (Bairoil), federal waters offshore Southern California (Beta), East Texas / North Louisiana, and the Eagle Ford (Non-op). For more information, visit www.amplifyenergy.com.

Conference Call

Amplify will host an investor teleconference tomorrow at 10:00 a.m. Central Time to discuss these operating and financial results. Interested parties may join the call by dialing (800) 225-9448 at least 15 minutes before the call begins and providing the Conference ID: AEC4Q22. A telephonic replay will be available for fourteen days following the call by dialing (800) 654-1563 and providing the Conference ID: 21021351.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “may,” “will,” “would,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “outlook,” “continue,” the negative of such terms or other comparable terminology are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the Company’s expectations of plans, goals, strategies (including measures to implement strategies), objectives and anticipated results with respect thereto. These statements address activities, events or developments that we expect or anticipate will or may occur in the future, including things such as projections of results of operations, plans for growth, goals, future capital expenditures, competitive strengths, references to future intentions and other such references. These forward-looking statements involve risks and uncertainties and other factors that could cause the Company’s actual results or financial condition to differ materially from those expressed or implied by forward-looking statements. These include risks and uncertainties relating to, among other things: the ongoing impact of the Incident, the Company’s evaluation and implementation of strategic alternatives; the Company’s ability to satisfy debt obligations; the Company’s need to make accretive acquisitions or substantial capital expenditures to maintain its declining asset base, including the existence of unanticipated liabilities or problems relating to acquired or divested business or properties; volatility in the prices for oil, natural gas and NGLs; the Company’s ability to access funds on acceptable terms, if at all, because of the terms and conditions governing the Company’s indebtedness, including financial covenants; general political and economic conditions, globally and in the jurisdictions in which we operate, including escalating tensions between Russia and Ukraine and the potential destabilizing effect such conflict may pose for the European continent or the global oil and natural gas markets and effects of inflation; the impact of legislation and governmental regulations, including those related to climate change and hydraulic fracturing; and the occurrence or threat of epidemic or pandemic diseases, including the COVID-19 pandemic, or any government response to such occurrence or threat. Please read the Company’s filings with the SEC, including “Risk Factors” in the Company’s Annual Report on Form 10-K, and if applicable, the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are available on the Company’s Investor Relations website at https://www.amplifyenergy.com/investor-relations/sec-filings/default.aspx or on the SEC’s website at http://www.sec.gov, for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements in this press release are qualified in their entirety by these cautionary statements. Except as required by law, the Company undertakes no obligation and does not intend to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA, free cash flow, net debt and PV-10. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities, standardized measure of discounted future net cash flows, or any other measure of financial performance calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as Amplify does.

Adjusted EBITDA. Amplify defines Adjusted EBITDA as net income or loss, plus interest expense; income tax expense; depreciation, depletion and amortization; accretion of asset retirement obligations; losses on commodity derivative instruments; cash settlements received on expired commodity derivative instruments; share-based compensation expenses; exploration costs; loss on settlement of AROs; bad debt expense; pipeline incident loss; pipeline incident settlement; and LOPI-timing differences. Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of Amplify’s financial statements, such as investors, research analysts and rating agencies, to assess: (1) its operating performance as compared to other companies in Amplify’s industry without regard to financing methods, capital structures or historical cost basis; (2) the ability of its assets to generate cash sufficient to pay interest and support Amplify’s indebtedness; and (3) the viability of projects and the overall rates of return on alternative investment opportunities. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measures most directly comparable to Adjusted EBITDA are net income and net cash provided by operating activities.

Free cash flow. Amplify defines free cash flow as Adjusted EBITDA, less cash interest expense and capital expenditures. Free cash flow is an important non-GAAP financial measure for Amplify’s investors since it serves as an indicator of the Company’s success in providing a cash return on investment. The GAAP measures most directly comparable to free cash flow are net income and net cash provided by operating activities.

Net debt. Amplify defines net debt as the total principal amount drawn on the revolving credit facility less cash and cash equivalents. The Company uses net debt as a measure of financial position and believes this measure provides useful additional information to investors to evaluate the Company's capital structure and financial leverage.

PV-10. PV-10 is a non-GAAP financial measure that represents the present value of estimated future cash inflows from proved oil and natural gas reserves that are calculated using the unweighted arithmetic average first-day-of-the-month prices for the prior 12 months, less future development and operating costs, discounted at 10% per annum to reflect the timing of future cash flows. The most directly comparable GAAP measure to PV-10 is standardized measure. PV-10 differs from standardized measure in its treatment of estimated future income taxes, which are excluded from PV-10. Amplify believes the presentation of PV-10 provides useful information because it is widely used by investors in evaluating oil and natural gas companies without regard to specific income tax characteristics of such entities. PV-10 is not intended to represent the current market value of our estimated proved reserves. PV-10 should not be considered in isolation or as a substitute for the standardized measure as defined under GAAP.

The Company also presents PV-10 at strip pricing, which is PV-10 adjusted for price sensitivities. As GAAP does not prescribe a comparable GAAP measure for PV-10 of reserves adjusted for pricing sensitivities, it is not practicable for us to reconcile PV-10 at strip pricing to a standardized measure or any other GAAP measure.

Contacts

Martyn Willsher – President and Chief Executive Officer

(832) 219-9047

martyn.willsher@amplifyenergy.com

Michael Jordan – Director, Finance and Treasurer

(832) 219-9051

michael.jordan@amplifyenergy.com

Selected Operating and Financial Data (Tables)

Amplify Energy Corp.

Selected Financial Data - Unaudited

Statements of Operations Data

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	December 31, 2022	September 30, 2022
Revenues:
Oil and natural gas sales	$88,199	$112,812
Other revenues	10,748	13,487
Total revenues	98,947	126,299

Costs and Expenses:
Lease operating expense	33,422	32,048
Pipeline incident loss	2,999	2,606
Pipeline incident settlement	—	12,000
Gathering, processing and transportation	6,336	7,483
Exploration	31	—
Taxes other than income	7,980	9,152
Depreciation, depletion and amortization	6,155	6,296
General and administrative expense	6,800	6,965
Accretion of asset retirement obligations	1,839	1,773
Realized (gain) loss on commodity derivatives	27,929	40,771
Unrealized (gain) loss on commodity derivatives	(29,667)	(44,071)
Other, net	400	93
Total costs and expenses	64,224	75,116
Operating Income (loss)	34,723	51,183

Other Income (Expense):
Interest expense, net	(4,602)	(3,974)
Other income (expense)	25	25
Total Other Income (Expense)	(4,577)	(3,949)

Income (loss) before reorganization items, net and income taxes	30,146	47,234

Income tax benefit (expense)	(111)	—
Net income (loss)	$30,035	$47,234

Earnings per share:
Basic and diluted earnings (loss) per share	$0.74	$1.17

Selected Financial Data - Unaudited

Operating Statistics

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	December 31, 2022	September 30, 2022
Oil and natural gas revenue:
Oil Sales	$46,836	$54,394
NGL Sales	8,609	11,704
Natural Gas Sales	32,754	46,714
Total oil and natural gas sales - Unhedged	$88,199	$112,812

Production volumes:
Oil Sales - MBbls	584	606
NGL Sales - MBbls	349	355
Natural Gas Sales - MMcf	5,914	5,844
Total - MBoe	1,918	1,935
Total - MBoe/d	20.8	21.0

Average sales price (excluding commodity derivatives):
Oil - per Bbl	$80.26	$89.82
NGL - per Bbl	$24.67	$32.96
Natural gas - per Mcf	$5.54	$7.99
Total - per Boe	$45.98	$58.31

Average unit costs per Boe:
Lease operating expense	$17.43	$16.56
Gathering, processing and transportation	$3.30	$3.87
Taxes other than income	$4.16	$4.73
General and administrative expense	$3.55	$3.60
Depletion, depreciation, and amortization	$3.21	$3.25

Selected Financial Data - Unaudited

Balance Sheet Data

(Amounts in $000s, except per share data)	December 31, 2022	September 30, 2022
Assets
Cash and Cash Equivalents	$—	$10,944
Accounts Receivable	80,455	78,929
Other Current Assets	18,789	16,502
Total current assets	$99,244	$106,375

Net Oil and Gas Properties	$339,292	$333,689
Other Long-Term Assets	20,942	18,118
Total assets	$459,478	$458,182

Liabilities
Accounts Payable	$38,414	$25,034
Accrued Liabilities	58,449	59,888
Other Current Liabilities	42,989	70,306
Total current liabilities	$139,852	$155,228

Long-term debt	$190,000	$205,000
Asset Retirement Obligation	114,614	107,358
Other Long-Term Liabilities	19,577	25,919
Total liabilities	$464,043	$493,505

Shareholders' Equity
Common Stock & APIC	$432,637	$431,914
Warrants	—	—
Accumulated Earnings (Deficit)	(437,202)	(467,237)
Total Shareholders' Equity	$(4,565)	$(35,323)

Selected Financial Data - Unaudited

Statements of Cash Flows Data

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	December 31, 2022	September 30, 2022
Net cash provided by (used in) operating activities	$15,155	$18,934
Net cash provided by (used in) investing activities	(9,972)	(14,639)
Net cash provided by (used in) financing activities	(16,127)	(10,042)

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	December 31, 2022	September 30, 2022
Reconciliation of Adjusted EBITDA to Net Cash Provided from Operating Activities:
Net cash provided by operating activities	$15,155	$18,934
Changes in working capital	(5,802)	(6,801)
Interest expense, net	4,602	3,974
Gain (loss) on interest rate swaps	5	87
Cash settlements paid (received) on interest rate swaps	(447)	(171)
Amortization and write-off of deferred financing fees	(180)	(133)
Exploration costs	31	—
Plugging and abandonment cost	771	254
Current income tax expense (benefit)	111	—
Pipeline incident loss	2,999	2,606
Pipeline incident settlement	—	12,000
LOPI - timing differences	4,636	—
Adjusted EBITDA:	$21,881	$30,750

Reconciliation of Free Cash Flow to Net Cash Provided from Operating Activities:
Adjusted EBITDA:	$21,881	$30,750
Less: Cash interest expense	4,063	3,857
Less: Capital expenditures	5,546	9,899
Free Cash Flow:	$12,272	$16,994

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

	Twelve Months	Twelve Months
	Ended	Ended
(Amounts in $000s, except per share data)	December 31, 2022	December 31, 2021
Reconciliation of Adjusted EBITDA to Net Cash Provided from Operating Activities:
Net cash provided by operating activities	$64,485	$62,969
Changes in working capital	(14,812)	(12,395)
Interest expense, net	14,101	12,099
Gain (loss) on interest rate swaps	935	217
Cash settlements paid (received) on interest rate swaps	(311)	1,912
Amortization of gain associated with terminated commodity derivatives	—	17,977
Amortization and write-off of deferred financing fees	(649)	(626)
Reorganization items, net	—	6
Exploration costs	57	57
Acquisition and divestiture related costs	41	19
Plugging and abandonment cost	1,829	307
Current income tax expense (benefit)	111	—
Pipeline incident loss	11,277	1,599
Pipeline incident settlement	12,000	—
LOPI- timing difference	4,636	—
Other	122	565
Adjusted EBITDA:	$93,822	$84,706

Reconciliation of Free Cash Flow to Net Cash Provided from Operating Activities:
Adjusted EBITDA:	$93,822	$84,706
Less: Cash interest expense	14,402	13,790
Less: Capital expenditures	35,797	30,751
Free Cash Flow:	$43,623	$40,165

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	December 31, 2022	September 30, 2022
Reconciliation of Adjusted EBITDA to Net Income (Loss):
Net income (loss)	$30,035	$47,234
Interest expense, net	4,602	3,974
Income tax expense	111	—
Depreciation, depletion and amortization	6,155	6,296
Accretion of asset retirement obligations	1,839	1,773
(Gains) losses on commodity derivatives	(1,738)	(3,300)
Cash settlements received (paid) on expired commodity derivative instruments	(27,929)	(40,771)
Share-based compensation expense	740	850
Exploration costs	31	—
Loss on settlement of AROs	400	93
Bad debt expense	—	(5)
Pipeline incident loss	2,999	2,606
Pipeline incident settlement	—	12,000
LOPI-timing differences	4,636	—
Adjusted EBITDA:	$21,881	$30,750

Reconciliation of Free Cash Flow to Net Income (Loss):
Adjusted EBITDA:	$21,881	$30,750
Less: Cash interest expense	4,063	3,857
Less: Capital expenditures	5,546	9,899
Free Cash Flow:	$12,272	$16,994

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

	Twelve Months	Twelve Months
	Ended	Ended
(Amounts in $000s, except per share data)	December 31, 2022	December 31, 2021
Reconciliation of Adjusted EBITDA to Net Income (Loss):
Net income (loss)	$57,875	$(32,070)
Interest expense, net	14,101	12,099
Gain (loss) on early extinguishment of debt	—	(5,516)
Income tax expense	111	—
Depreciation, depletion and amortization	23,950	28,068
Accretion of asset retirement obligations	7,081	6,611
(Gains) losses on commodity derivatives	106,937	142,439
Cash settlements received (paid) on expired commodity derivative instruments	(148,239)	(88,301)
Amortization of gain associated with terminated commodity derivatives	—	17,977
Acquisition and divestiture related costs	41	19
Reorganization items, net	—	6
Share-based compensation expense	3,086	1,612
Exploration costs	57	57
Loss on settlement of AROs	908	11
Bad debt expense	1	95
Pipeline incident loss	11,277	1,599
Pipeline incident settlement	12,000	—
LOPI-timing difference	4,636	—
Adjusted EBITDA:	$93,822	$84,706

Reconciliation of Free Cash Flow to Net Income (Loss):
Adjusted EBITDA:	$93,822	$84,706
Less: Cash interest expense	14,402	13,790
Less: Capital expenditures	35,797	30,751
Free Cash Flow:	$43,623	$40,165

The following table provides a reconciliation of PV-10 to the standardized measure (in thousands):

	As of	As of
	December 31,	December 31,
	2022	2021
Standardized measure of future net cash flows, discounted at 10% ($M)	$1,337,956	$919,845
Add: PV of future income tax, discounted at 10% ($M)	311,412	—
PV-10 ($M)	$1,649,368	$919,845